Exhibit 10.1

Plan of Compensation for Outside Directors

(Adopted on August 8, 2006)

Annual Compensation

Annual compensation	$125,000

This amount will be reviewed and updated annually based on informal surveys of outside director compensation.

Conversion to option	Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash (see “Minimum Ownership Requirements—Eligibility for cash payment,” below), the normal form of payment of a director’s annual compensation will be a stock option reflecting a conversion of the cash compensation. This option will be granted upon reelection as a director at the annual meeting of stockholders each year.

Number of shares	The option will be for a number of shares equal to the quotient obtained by dividing (i) 2 times the amount of cash compensation to be converted into an option by (ii) the average closing price of Stericycle stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting.

Exercise price	The exercise price of the option will be the closing price on the day of the annual meeting.

Vesting	The option will vest on the day of the next annual meeting.

Cash payment	Any portion of a director’s annual compensation that he elects to receive in cash will be paid in arrears at the same time that the portion converted into an option vests (i.e., on the day of the next annual meeting of stockholders).

Minimum Ownership Requirements

Minimum ownership	All directors will be required to hold a minimum position in Stericycle stock.

For a director with less than five years of service, he must have a position equal to three times the directors’ annual compensation, or $375,000.

For a director with five or more years of service, he must have a position equal to five times the directors’ annual compensation, or $625,000.

Measurement	A director’s ownership position will be measured by the value of the Stericycle stock that he directly or indirectly owns and the in-the-money value of the Stericycle stock options that he holds.

Eligibility for cash payment	A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option.

Restriction on sale of stock	A director who does not satisfy the applicable minimum ownership requirement may not sell any Stericycle stock, with one exception: the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related taxes.

Meeting and Other Fees

Meeting fees	Directors will not be paid separate fees for attending meetings of the Board of Directors or its committees.

Chairman of the Board	No additional fees or compensation will be paid to the Chairman of the Board for his service as chairman.

Audit Committee	The chairman of the Audit Committee will be paid a fee of $10,000 per year for his service as chairman.

This fee will be paid by adding it to and treating it as a part of the chairman’s annual compensation as a director, with the effect of making 50% of the fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

This fee will be reviewed and updated annually based on informal surveys of outside director compensation.

Compensation Committee	The chairman of the Compensation Committee will be paid a fee of $5,000 per year for his service as chairman.

This fee will be paid by adding it to and treating it as a part of the chairman’s annual compensation as a director, with the effect of making 50% of the fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

This fee will be reviewed and updated annually based on informal surveys of outside director compensation.

Option Grants to New Director

Joining grant	A new director will receive two stock options upon joining the Board.

The first option, for joining the Board, will be for a number of shares equal to the quotient obtained by dividing (i) 4 times the amount of the directors’ current cash compensation ($125,000) by (ii) the average closing price of Stericycle stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election, and one-fifth of the option shares will vest on each of the first five anniversaries of the director’s election.

Annual grant	The new director will also receive an option reflecting his annual compensation as a director.

The option will be for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) 2 times the amount of the directors’ current cash compensation ($125,000) by (ii) the average closing price of Stericycle stock during the 12-month period ending on the last trading day immediately before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election, and the option will vest on the day of the next annual meeting of stockholders.

The pro rata portion means a fraction, the numerator of which is the number of months until the next annual meeting of stockholders and the denominator of which is 12.

Implementation

Procedures	Subject to the approval of the Compensation Committee, Stericycle will establish appropriate procedures to implement these compensation terms.

Effective date	This plan shall take effect when approved by the full Board of Directors.

Fees to chairmen	The additional fees payable to the chairmen of the Audit and Compensation Committees shall be payable for the current year by converting the fees into options as follows:

•      each option shall be for a number of shares equal to the quotient obtained by dividing the amount of the fee by the average closing price of Stericycle stock during the 12-month period ending on the last trading prior to the approval of this plan by the Board

• the exercise price of the option will be the closing price on the day of the Board’s approval

• the option will vest on the day of the next annual meeting of stockholders